Exhibit r

CAPITALA FINANCE CORP.

CAPITALSOUTH PARTNERS FUND II

LIMITED PARTNERSHIP

CAPITALSOUTH PARTNERS SBIC FUND

III, L.P.

CODE OF ETHICS

This Code of Ethics (the “Code”) has been adopted by the board of directors (the “Board”) of Capitala Finance Corp. (the “Corporation”) in accordance with Rule 17j-l(c) under the Investment Company Act of 1940, as amended (the “1940 Act”) and the May 9, 1994 Report of the Advisory Group on Personal Investing by the Investment Company Institute. Rule 17j-1 generally describes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by business development companies if effected by access persons of such companies. All references to the “Company” herein apply to the Corporation, CapitalSouth Partners Fund II Limited Partnership and CapitalSouth Partners SBIC Fund III, L.P., as appropriate.

The purpose of this Code is to reflect the following: (1) the duty at all times to place the interests of shareholders and clients first; (2) the requirement that all personal securities transactions be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility or otherwise raise fiduciary or antifraud issues; and (3) the fundamental standard that investment personnel should not take inappropriate advantage of their positions.

The Company provides all personnel with a copy of the Code and any updates to or updated versions of the Code in a prompt manner.

SECTION I: STATEMENT OF PURPOSE AND APPLICABILITY

(A)	Statement of Purpose

It is the policy of the Company that no affiliated person of the Company shall, in connection with the purchase or sale, directly or indirectly, by such person of any security held or to be acquired by the Company,

(1)	Employ any device, scheme or artifice to defraud the Company or its investors;

(2)	Make to the Company or its investors any untrue statement of a material fact or omit to state to the Company a material fact necessary in order to make the statement made, in light of the circumstances under which it is made, not misleading;

Adopted:  June 10, 2013

(3)	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Company or its investors; or

(4)	Engage in any manipulative practice with respect to the Company or its investors.

(B)	Scope of the Code

In order to prevent the Access Persons, as defined in Section II, paragraph (A) below, of the Company from engaging in any of these prohibited acts, practices or courses of business, the Board has adopted this Code.

SECTION II: DEFINITIONS

(A)	Access Person. “Access Person” means any member, director, officer, or “Advisory Person” of the Company.

(B)	Advisory Person. “Advisory Person” of the Company means: (i) any member, director, officer or employee of (or other person who occupies a similar position in or performs a similar function for) the Company, Capitala Investment Advisors, LLC, the Company’s investment adviser (the “Adviser”) or of any company in a control relationship to the Company, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of a “Covered Security.”

(C)	Beneficial Interest. “Beneficial Interest” includes any entity, person, trust, or account with respect to which an Access Person exercises investment discretion or provides investment advice. A beneficial interest shall be presumed to include all accounts in the name of or for the benefit of the Access Person, his or her spouse, dependent children, or any person living with him or her or to whom he or she contributes economic support.

(D)

Beneficial Ownership. “Beneficial Ownership” shall be determined in accordance with Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that the determination of direct or indirect Beneficial Ownership shall apply to all securities, and not just equity securities, that an Access Person holds or acquires. Rule 16a-1(a)(2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a

Adopted:  June 10, 2013

direct or indirect pecuniary interest in any equity security. Therefore, an Access Person may be deemed to have Beneficial Ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements.

(E)	Control. “Control” shall have the meaning set forth in Section 2(a)(9) of the 1940 Act.

(F)	Covered Security. “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include (i): direct obligations of the Government of the United States; (ii) banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments including repurchase agreements; and (iii) shares issued by registered open-end investment companies (i.e., mutual funds, including money market funds) not managed by the Adviser or its affiliates; however, exchange traded funds structured as unit investment trusts or open-end funds are considered “Covered Securities.”

(G)	Company. The “Company” means, collectively, Capitala Finance Corp., a Maryland corporation, CapitalSouth Partners Fund II Limited Partnership and CapitalSouth Partners SBIC Fund III, L.P.

(H)	Designated Officer. “Designated Officer” shall mean the officer of the Company designated by the Board from time to time to be responsible for management of compliance with this Code. The Designated Officer may appoint a designee to carry out certain of his or her functions pursuant to this Code.

(I)	Disinterested Director. “Disinterested Director” means a director of the Company who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the 1940 Act.

(J)	Initial Public Offering. “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

(K)	Investment Personnel. “Investment Personnel” means: (i) any personnel of the Company (or of any company in a control relationship to the Company) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Company or any advisory client; and (ii) any natural person who controls the Company and who obtains information concerning recommendations regarding the purchase or sale of securities by the Company or any advisory client.

Adopted:  June 10, 2013

(L)	Limited Offering. “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

(M)	Purchase or Sale of a Covered Security. “Purchase or Sale of a Covered Security” is broad and includes, among other things, the writing of an option to purchase or sell a Covered Security, or the use of a derivative product to take a position in a Covered Security.

SECTION III: STANDARDS OF CONDUCT

(A)	General Standards

(1)	No Access Person shall engage, directly or indirectly, in any business transaction or arrangement for personal profit that is inconsistent with the best interests of the Company or its shareholders or clients, as applicable; nor shall he or she make use of any confidential information gained by reason of his or her employment by or affiliation with the Company or affiliates thereof in order to derive a personal profit for himself or herself or for any Beneficial Interest, in violation of the fiduciary duty owed to the Company or its shareholders or clients, as applicable.

(2)	Any Access Person recommending or authorizing the purchase or sale of a Covered Security by the Company or its advisory clients shall, at the time of such recommendation or authorization, disclose any Beneficial Interest in, or Beneficial Ownership of, such Covered Security or the issuer thereof.

(3)	No Access Person shall dispense any information concerning securities holdings or securities transactions of the Company or its advisory clients to anyone outside the Company, without obtaining prior written approval from the Designated Officer, or such person or persons as these individuals may designate to act on their behalf. Notwithstanding the preceding sentence, such Access Person may dispense such information without obtaining prior written approval:

(a)	when there is a public report containing the same information;

(b)	when such information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the Company and its affiliates;

(c)	when such information is reported to directors of the Company; or

(d)	in the ordinary course of his or her duties on behalf of the Company.

Adopted:  June 10, 2013

(4)	All personal securities transactions should be conducted consistent with this Code and in such a manner as to avoid actual or potential conflicts of interest, the appearance of a conflict of interest, or any abuse of an individual’s position of trust and responsibility within the Company.

(B)	Prohibited Transactions

(1)	General Prohibition. No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which such Access Person knows or should have known at the time of such purchase or sale is being considered for purchase or sale by the Company or its advisory clients, or is held in the portfolio of the Company unless such Access Person shall have obtained prior written approval for such purpose from the Designated Officer.

(a)	An Access Person who becomes aware that the Company is considering the purchase or sale of, or the recommendation to an advisory client of the purchase or sale of, any Covered Security by any person must immediately notify the Designated Officer of any interest that such Access Person may have in any outstanding Covered Securities of the issuer thereof.

(b)	An Access Person shall similarly notify the Designated Officer of any other interest or connection that such Access Person might have in or with such issuer.

(c)	Once an Access Person becomes aware that the Company is considering or recommending the purchase or sale of a Covered Security or that the Company or an advisory client holds a Covered Security in its portfolio, such Access Person may not engage, without prior approval of the Designated Officer, in any transaction in any Covered Securities of that issuer.

(d)	The foregoing notifications or permission may be provided verbally, but should be confirmed in writing as soon and with as much detail as possible.

(2)	Initial Public Offerings and Limited Offerings. Investment Personnel of the Company must obtain approval from the Company before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.

Adopted:  June 10, 2013

(3)	Blackout Periods. No Investment Personnel shall execute a securities transaction in any security that the Company or an advisory client owns or is considering or recommending for purchase or sale.

(4)	Company Acquisition of Shares in Companies that Investment Personnel Hold Through Limited Offerings. Investment Personnel who have been authorized to acquire securities in a Limited Offering must disclose that investment to the Designated Officer when they are involved in the Company’s subsequent consideration of an investment in the issuer, and the Company’s decision to purchase such securities must be independently reviewed by Investment Personnel with no personal interest in that issuer.

(5)	Gifts. Generally, no Access Person may accept, directly or indirectly, any gift, favor, or service of more than a de minimis value (e.g., $500) from any person with whom he or she transacts business on behalf of the Company or any advisory client. Please refer to our Code of Business Conduct and Ethics.

(6)	Service as Director. No Access Person shall serve on the board of directors of a portfolio company of the Company without prior written authorization of the Designated Officer based upon a determination that the board service would be consistent with the interests of the Company and its shareholders and any advisory clients.

SECTION IV: PROCEDURES TO IMPLEMENT CODE OF ETHICS

The following reporting procedures have been established to assist Access Persons in avoiding a violation of this Code, and to assist the Company in preventing, detecting, and imposing sanctions for violations of this Code. Every Access Person must follow these procedures. Questions regarding these procedures should be directed to the Designated Officer.

(A)	Applicability

All Access Persons are subject to the reporting requirements set forth in Section IV(B) except:

(1)	with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control;

(2)

a Disinterested Director, who would be required to make a report solely by reason of being a Director, need not make: (1) an initial holdings or an annual holdings report; and (2) a quarterly transaction report, unless the Disinterested Director knew or, in the ordinary course of fulfilling his or her official duties as a Director, should have known that during the 15-day period immediately before or after such Disinterested Director’s

Adopted:  June 10, 2013

transaction in a Covered Security, the Company or an advisory client purchased or sold the Covered Security, or the Company considered purchasing or selling, or recommending the purchase or sale of, the Covered Security.

(3)	an Access Person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by the Company with respect to the Access Person in the time required by subsection (B)(2) of this Section IV, if all of the information required by subsection (B)(2) of this Section IV is contained in the broker trade confirmations or account statements, or in the records of the Company, as specified in subsection (B)(4) of this Section IV.

(B)	Report Types

(1)	Initial Holdings Report. An Access Person must file an initial report not later than 10 days after that person became an Access Person. The information in such report must be current as of a date no more than 45 days before the report is submitted. The initial report must: (a) contain the title, type, exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Interest when the person became an Access Person; (b) identify any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and (c) indicate the date that the report is filed with the Designated Person. A copy of a form of such report is attached hereto as Exhibit B.

(2)	Quarterly Transaction Report. An Access Person must file a quarterly transaction report not later than 30 days after the end of a calendar quarter.

(a)	With respect to any transaction made during the reporting quarter in a Covered Security in which such Access Person had any direct or indirect beneficial ownership, the quarterly transaction report must contain: (i) the transaction date, title, exchange ticker symbol or CUSIP number, interest date and maturity date (if applicable), the number of shares and the principal amount of each Covered Security; (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iii) the price of the Covered Security at which the transaction was effected; (iv) the name of the broker, dealer or bank through which the transaction was effected; and (v) the date that the report is submitted by the Access Person. A copy of a form of such report is attached hereto as Exhibit C.

Adopted:  June 10, 2013

(b)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person, the quarterly transaction report must contain: (i) the name of the broker, dealer or bank with whom the Access Person established the account; (ii) the date the account was established; and (iii) the date that the report is submitted by the Access Person.

(3)	Annual Holdings Report. An Access Person must file an annual holdings report not later than 30 days after the end of a fiscal year. The annual report must contain the following information (which information must be current as of a date no more than 45 days before the report is submitted): (a) the title, type, exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Interest; (b) the name of any broker, dealer or bank in which any Covered Securities are held for the direct or indirect benefit of the Access Person; and (c) the date the report is submitted. A copy of a form of such report is attached hereto as Exhibit D.

(4)	Account Statements. In lieu of providing a quarterly transaction report, an Access Person may direct his or her broker to provide to the Designated Officer copies of periodic statements for all investment accounts in which they have Beneficial Ownership that provide the information required in quarterly transaction reports, as set forth above. Such statements must be received by the Company no later than 30 days after the end of the applicable quarter.

(5)	Corporation Reports. No less frequently than annually, the Corporation must furnish to the Board, and the Board must consider, a written report that:

(a)	describes any issues arising under the Code or procedures since the last report to the Board, including but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(b)	certifies that the Corporation has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

(C)	Disclaimer of Beneficial Ownership. Any report required under this Section IV may contain a statement that the report shall not be construed as an admission by the person submitting such duplicate confirmation or account statement or making such report that he or she has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

Adopted:  June 10, 2013

(D)	Review of Reports. The reports required to be submitted under this Section IV shall be delivered to the Designated Officer. The Designated Officer shall review such reports to determine whether any transactions recorded therein constitute a violation of the Code. Before making any determination that a violation has been committed by any Access Person, such Access Person shall be given an opportunity to supply additional explanatory material. The Designated Officer of the Corporation shall maintain copies of its Access Persons’ reports as required by Rule 17j-1(f) of the 1940 Act.

(E)	Acknowledgment and Certification. Upon becoming an Access Person and annually thereafter, all Access Persons shall sign an acknowledgment and certification of their receipt of and intent to comply with this Code in the form attached hereto as Exhibit A and return it to the Designated Officer. Each Access Person must also certify annually that he or she has read and understands the Code and recognizes that he or she is subject to the Code. In addition, each access person must certify annually that he or she has complied with the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

(F)	Records. The Company shall maintain records with respect to this Code in the manner and to the extent set forth below, which records may be maintained on microfilm or electronic storage media under the conditions described in Rule 31a-2(f) under the 1940 Act and shall be available for examination by representatives of the Securities and Exchange Commission (the “SEC”):

(1)	A copy of this Code and any other code of ethics of the Company that is, or at any time within the past five years has been, in effect shall be maintained in an easily accessible place;

(2)	A record of any violation of this Code and of any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(3)	A copy of each report made by an Access Person or duplicate account statement received pursuant to this Code, including any information provided in lieu of the reports under subsection (A)(3) of this Section IV shall be maintained for a period of not less than five years from the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place;

(4)	A record of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

Adopted:  June 10, 2013

(5)	A copy of each report required under subsection (B)(5) of this Section IV shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(6)	A record of any decision, and the reasons supporting the decision, to approve the direct or indirect acquisition by an Access Person of beneficial ownership in any securities in an Initial Public Offering or Limited Offering shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.

(7)	A record of all written acknowledgments of the Code by personnel for at least five years after the end of the fiscal year in which each acknowledgment is made.

(G)	Obligation to Report a Violation. Every Access Person who becomes aware of a violation of this Code by any person must report it to the Designated Officer, who shall report it to appropriate management personnel. The management personnel will take such disciplinary action that they consider appropriate under the circumstances. In the case of officers or other employees of the Company, such action may include removal from office. If the management personnel consider disciplinary action against any person, they will cause notice thereof to be given to that person and provide to that person the opportunity to be heard. The Board will be notified, in a timely manner, of remedial action taken with respect to violations of the Code.

(H)	Confidentiality. All reports of Covered Securities transactions, duplicate confirmations, account statements and other information filed with the Company or furnished to any person pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the SEC or otherwise to comply with applicable law or the order of a court of competent jurisdiction.

SECTION V: SANCTIONS

Upon determination that a violation of this Code has occurred, appropriate management personnel of the Company may impose such sanctions as they deem appropriate, including, among other things, disgorgement of profits, a letter of censure or suspension or termination of the employment of the violator. All violations of this Code and any sanctions imposed with respect thereto shall be reported in a timely manner to the Board or to the Chief Compliance Officer of the Company, as appropriate.

Adopted:  June 10, 2013

SECTION VI: AMENDMENTS

This Code may be amended from time to time by resolution of the Board, or without a resolution of the Board to the extent the approval of such amendment is not required under the 1940 Act. In addition, any proposed amendment to this Code must be brought to the attention of the Chief Compliance Officer of the Company to ensure that any such amendment would not violate any rules or regulations to which the Company is subject pursuant to the 1940 Act.

Adopted:  June 10, 2013

EXHIBIT A

ACKNOWLEDGMENT AND CERTIFICATION

I acknowledge receipt of the Code of Ethics of Capitala Finance Corp., CapitalSouth Partners Fund II Limited Partnership and CapitalSouth Partners SBIC Fund III, L.P. I have read and understand such Code of Ethics and agree to be governed by it at all times. Further, if I have been subject to the Code of Ethics during the preceding year, I certify that I have complied with the requirements of the Code of Ethics and have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code of Ethics.

(signature)

(please print name)

Date:

EXHIBIT B

INITIAL HOLDINGS REPORT

Name	Date

Name of Issuer	Number of Shares	Principal Amount	Type of Security	Exchange Ticker Symbol or CUSIP Number	Name of Broker, Dealer, or Bank

I certify that the foregoing is a complete and accurate list of all securities in which I have any Beneficial Interest.

Signature

EXHIBIT C

QUARTERLY TRANSACTION REPORT

PURCHASES AND ACQUISITIONS

Trade Date	No. of Shares or Principal Amount	Interest Rate and Maturity Date	Name of Security	Exchange Ticker Symbol or CUSIP Number	Unit Price	Total Price	Name of Broker, Dealer, or Bank

SALES AND OTHER DISPOSITIONS

Trade Date	No. of Shares or Principal Amount	Interest Rate and Maturity Date	Name of Security	Exchange Ticker Symbol or CUSIP Number	Unit Price	Total Price	Name of Broker, Dealer, or Bank

NEW ACCOUNTS ESTABLISHED DURING THE QUARTER

Name of Broker, Dealer or Bank	Name of Account and Account Number	Date Established

Date of Report:	Print Name:

Date Submitted:	Signature:

I certify that the foregoing is a complete and accurate list of all transactions for the covered period in securities in which I have any Beneficial Interest.

Signature

EXHIBIT D

ANNUAL HOLDINGS REPORT

Name	Date

Title of Covered Security	Exchange Ticker Symbol or CUSIP Number	Number of Shares	Principal Amount	Name of Broker, Dealer or Bank	Date Opened

Date of Report:	Print Name:

Date Submitted:	Signature:

I certify that the foregoing is a complete and accurate list of all securities in which I have any Beneficial Interest.

Signature

EXHIBIT E

PERSONAL SECURITIES ACCOUNT INFORMATION

Name	Date

SECURITIES FIRM NAME AND ADDRESS	ACCOUNT NUMBER	ACCOUNT NAME(S)

I certify that the foregoing is a complete and accurate list of all securities accounts in which I have any Beneficial Interest.

Signature